Exhibit 5.1

Faegre Baker Daniels LLP

2200 Wells Fargo Center, 90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

July 10, 2015

Northern Oil and Gas, Inc.

315 Manitoba Avenue – Suite 200

Wayzata, MN 55391

Ladies and Gentlemen:

We are acting as counsel for Northern Oil and Gas, Inc., a Minnesota corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of up to 2,500,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) pursuant to the Company’s 2013 Incentive Plan, as amended on May 28, 2015 (the “Plan”).

We have examined or are otherwise familiar with the Articles of Incorporation of the Company (the “Articles of Incorporation”) and the By-Laws of the Company (the “By-Laws”), the Plan, the Registration Statement, the resolutions of the Company’s Board of Directors and its shareholders approving the Plan and authorizing the issuance of the Shares and such other documents and records as we have deemed necessary or appropriate for the purposes of this opinion. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials, of officers and representatives of the Company, and of the Company’s stock transfer agent.

In rendering the opinions set forth below, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. We have also assumed that the Company’s Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each award under the Plan prior to the issuance thereof.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when issued and sold as contemplated in the Registration Statement and in accordance with the Plan and the applicable award agreements, the Shares will be legally issued, fully paid and non-assessable.

Our opinions set forth herein are limited to the laws of the States of Minnesota, and we express no opinion as to the effect of any other laws.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above and to laws and facts existing on the date hereof, we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares, and we undertake no obligation to advise you with respect to any change in laws (or in the interpretation thereof) or of any change in facts that may occur after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns